Exhibit 99.1

[GENAERA LOGO]

FOR IMMEDIATE RELEASE

Contact:

Genaera Corporation	Susan Neath Porter Novelli Life Sciences
Investor Relations	Media
(610) 941-4004	(619) 849-6007
www.genaera.com	sneath@pnlifesciences.com

Genaera Corporation Announces Third Quarter Financial Results

Plymouth Meeting, PA – November 9, 2007 – Genaera Corporation (NASDAQ: GENR) today announced its financial results for the three- and nine-month periods ended September 30, 2007. The net loss for the three-month period ended September 30, 2007, was $3.7 million, or $(0.21) per basic and diluted share, as compared to a net loss of $4.5 million, or $(0.26) per basic and diluted share, for the three-month period ended September 30, 2006. The net loss for the nine-month period ended September 30, 2007, was $9.9 million, or $(0.57) per basic and diluted share, as compared to a net loss of $17.6 million, or $(1.30) per basic and diluted share, for the nine-month period ended September 30, 2006.

Genaera’s research and development expenses for the three- and nine-month periods ended September 30, 2007, were $2.9 million and $9.5 million, respectively, compared to $3.9 million and $14.6 million, respectively, for the same periods in 2006. The decrease was primarily due to a decrease in clinical and personnel costs as a result of the discontinuation of the EVIZON™ (squalamine lactate) program for the treatment of wet age-related macular degeneration, partially offset by an increase in clinical and personnel costs related to the trodusquemine (MSI-1436) program for the treatment of obesity.

Genaera’s general and administrative expenses for the three- and nine-month periods ended September 30, 2007, were $1.2 million and $4.3 million, respectively, compared to $1.4 million and $4.5 million, respectively, for the same periods in 2006. The decrease in the three-month period ended September 30, 2007, was due principally to decreases in stock-based compensation expense for stock options and restricted stock. The decrease in the nine-month period ended September 30, 2007 was due principally to decreases in stock-based compensation expense for stock options and restricted stock, partially offset by increases in costs associated with the departure of an executive in the current year.

The Company’s cash, cash equivalents and short-term investment balance was $23.2 million at September 30, 2007.

“During the third quarter, both of our core assets, MEDI-528 for asthma and trodusquemine, or MSI-1436, for type 2 diabetes and obesity, progressed and remain on track with plan. Positive interim Phase 1 trodusquemine data announced in the quarter is another example of hitting stated milestones,” said Jack Armstrong, President and Chief Executive Officer. “We continue to focus internal resources on the MSI-1436 program while maintaining control of our spending and remaining committed to meet our milestone targets to drive shareholder value.”

About Genaera

Genaera Corporation is focused on advancing the science and treatment of metabolic diseases. The Company has significant market opportunities with a first-in-class molecule, trodusquemine (MSI-1436), that has the potential to redefine the treatment paradigm for obesity and type 2 diabetes and is presently in a Phase 1 trial in obesity. In addition, Genaera has a value-driven, fully out-licensed partnership with MedImmune, Inc. for a second core program that is presently undergoing Phase 2 clinical testing in asthma. Genaera is committed to directing resources to its core program and the aggressive clinical development of its key assets to build stockholder value. For further information, please see our website at http://www.genaera.com.

This announcement contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties, known and unknown. Forward-looking statements reflect management’s current views and are based on certain expectations and assumptions. Such statements include, among others, statements regarding the preliminary results, clinical development plans and prospects for Genaera’s programs including trodusquemine (MSI-1436), the IL-9 antibody program, LOMUCIN™, or squalamine. You may identify some of these forward-looking statements by the use of words in the statements such as “anticipate,” “believe,” “continue,” “develop,” “expect,” “plan” and “potential” or other words of similar meaning. Genaera’s actual results and performance could differ materially from those currently anticipated and expressed in these and other forward-looking statements as a result of a number of risk factors, including, but not limited to: Genaera’s history of operating losses since inception and its need for additional funds to operate its business; the costs, delays and uncertainties inherent in scientific research, drug development, clinical trials and the regulatory approval process; the risk that clinical trials for Genaera’s product candidates, including trodusquemine (MSI-1436), the IL-9 antibody program, LOMUCIN™, or squalamine may be delayed or may not be successful; the risk that Genaera may not obtain regulatory approval for its products, whether due to adequacy of the development program, the conduct of the clinical trials, changing regulatory requirements, different methods of evaluating and interpreting data, regulatory interpretations of clinical risk and benefit, or otherwise; Genaera’s reliance on its collaborators, in connection with the development and commercialization of Genaera’s product candidates; market acceptance of Genaera’s products, if regulatory approval is achieved; competition; general financial, economic, regulatory and political conditions affecting the biotechnology and pharmaceutical industry; and the other risks and uncertainties discussed in this announcement and in Genaera’s filings with the U.S. Securities and Exchange Commission, all of which are available from the Commission in its EDGAR database at www.sec.gov as well as other sources. You are encouraged to read these reports. Given the uncertainties affecting development stage pharmaceutical companies, you are cautioned not to place undue reliance on any such forward-looking statements, any of which may turn out to be wrong due to inaccurate assumptions, unknown risks, uncertainties or other factors. Genaera does not intend (and it is not obligated) to publicly update, revise or correct these forward-looking statements or the risk factors that may relate thereto.

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GENAERA CORPORATION

STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
Revenues	$51	$119	$2,660	$364

Costs and expenses:
Research and development	2,898	3,863	9,457	14,613
General and administrative	1,187	1,389	4,258	4,491

	4,085	5,252	13,715	19,104

Loss from operations	(4,034)	(5,133)	(11,055)	(18,740)

Interest income	305	635	1,011	1,121

Loss before income taxes	(3,729)	(4,498)	(10,044)	(17,619)

Income tax benefit	—	—	147	—

Net loss	$(3,729)	$(4,498)	$(9,897)	$(17,619)

Net loss per share - basic and diluted	$(0.21)	$(0.26)	$(0.57)	$(1.30)

Weighted average shares outstanding - basic and diluted	17,456	17,430	17,449	13,506

CONDENSED BALANCE SHEETS

(Unaudited)

(In thousands)

	September 30, 2007	December 31, 2006
Cash, cash equivalents and investments	$23,205	$33,806
Prepaid expenses and other current assets	659	629
Fixed assets, net	458	759
Other assets	56	56

Total assets	$24,378	$35,250

Current liabilities	$2,053	$2,427
Long-term liabilities	70	1,770
Stockholders’ equity	22,255	31,053

Total liabilities and stockholders’ equity	$24,378	$35,250

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